Exhibit 99.1

Spectrum Pharmaceuticals Signs a Strategic Partnership with Servier Canada

HENDERSON, Nevada and LAVAL, Canada – January 11, 2016 – Spectrum Pharmaceuticals, Inc. (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations and a primary focus in Hematology and Oncology and Servier Canada Inc., an affiliate of Servier a research-oriented pharmaceutical company which is pioneering new therapies primarily for cancer and cardiovascular diseases, announce the signing of a strategic partnership. As part of this partnership, Spectrum will grant the exclusive rights to develop and commercialize in Canada a franchise of four Spectrum hemato-oncology drugs: Zevalin® (ibritumomab tiuxetan) Injection for intravenous use, Folotyn®(pralatrexate injection), Beleodaq® (belinostat) for Injection and Marqibo® (vinCRIStine sulfate LIPOSOME injection) for intravenous infusion. Spectrum will receive $6 million in upfront payments, plus development milestone payments and royalties based on net product sales.

“We are pleased to announce this strategic partnership with Servier, a leading company in Canada,” said Rajesh C. Shrotriya, MD, Chairman and Chief Executive Officer of Spectrum Pharmaceuticals. “This deal allows us to continue to focus on our core priorities including SPI-2012, Poziotinib, Apaziquone and Evomela™. This year we plan to initiate two key trials with drugs that target blockbuster markets and we are looking forward to hearing from the FDA on two of our NDA submissions. We believe that our pipeline has never been as strong as it is today, and we continue to focus on executing on our key priorities.”

“This strategic partnership between Spectrum Pharmaceuticals and Servier Canada will contribute to consolidate our global strategy in Oncology. Our ambition is to become a benchmark player in this field,” said Frédéric Sesini, Executive Vice-President International Operations of Groupe Servier. “We are fully committed in providing Canadian patients with innovative treatment options. With this key partnership, Servier Canada Oncology will start operating and will work to make these treatments available soon,” underlined Frederic Fasano, Chief Executive Officer of Servier Canada Inc.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in Hematology and Oncology. Spectrum currently markets five hematology/oncology drugs, and expects an FDA decision on another hematology drug in the first half of 2016. Additionally, Spectrum’s pipeline includes three drugs targeting blockbuster markets in advanced stages of clinical development. Spectrum’s strong track record for in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com

About Servier Canada

Servier Canada was created in 1978 and is the Canadian affiliate of Groupe Servier. It is the third largest operation for Servier, and it belongs to the top 20 research-based pharmaceutical companies in Canada. Servier Canada is currently marketing two cardiovascular medicines and is expecting two approvals in the upcoming months. In line with the global strategy, an Oncology business unit will support this new franchise of products and contribute to the diversification of the portfolio. More information is available at www.servier.ca

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

About Groupe Servier

Servier is an independent French-based pharmaceutical company with a strong international presence in 145 countries. It employs more than 21.000 people. Its development is driven by the pursuit of innovation in different therapeutic areas. Among others, Oncology is one of the key priorities of Servier in terms of R&D with currently eight new molecular entities in clinical development in breast cancer, lung cancer, other solids tumors and various types of lymphomas and leukemias. In 2014, the company recorded a turnover of €4 billion. 28% of this turnover was reinvested in R&D. More information is available at www.servier.com

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, FUSILEV®, FOLOTYN®, ZEVALIN®, MARQIBO®, and BELEODAQ® are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliates. REDEFINING CANCER CARE™, EVOMELA™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc. Any other trademarks are the property of their respective owners.

Spectrum Pharmaceuticals:

Shiv Kapoor

Vice President, Strategic Planning & Investor Relations

702-835-6300

InvestorRelations@sppirx.com

FRANCE Servier Communication Department: Tel: +33 1 55 72 60 37 presse@servier.fr	CANADA media contact: Nadine Doucet Tel: +450-978-9700 Ext: 4225 nadine.doucet@servier.com

© 2016 Spectrum Pharmaceuticals, Inc. All Rights Reserved

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI